EXHIBIT 99.1

For Additional Information:

Bryan Giglia

Vice President of Finance

Sunstone Hotel Investors, Inc.

(949) 369-4204

SUNSTONE HOTEL INVESTORS REPORTS RESULTS OF OPERATIONS FOR

THIRD QUARTER 2007

Strong Renovated Portfolio Performance

Increases Quarterly Dividend By 9.4%

SAN CLEMENTE, CA – November 6, 2007 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced results of operations for the third quarter ended September 30, 2007.

Third Quarter 2007 Highlights (as compared to third quarter 2006):

•	Total revenue increased by 23.2% to $267.0 million.
•	Income available to common stockholders per diluted share increased to $0.19.
•	Adjusted EBITDA increased 16.3% to $76.9 million.
•	Adjusted FFO available to common stockholders increased 16.3% to $44.8 million.
•	Adjusted FFO available to common stockholders per diluted share increased 13.7% to $0.71.
•	Total capital expenditures were $27.2 million.

Steve Goldman, Chief Executive Officer, stated “I am very pleased with our portfolio’s performance during the third quarter. We finished the quarter at the high end or above guidance on all operating metrics. Our high-level of growth is largely attributable to the capital improvement program we completed earlier in the year as well as our ongoing asset management initiatives. During the quarter we continued to focus on our balance sheet by repurchasing shares and prepaying mortgage debt. We believe that Sunstone is on a course for continued growth, and as a result, our Board of Directors has approved a 9.4% increase to our quarterly dividend.”

SELECTED FINANCIAL DATA

($ in millions, except RevPAR and per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
Total Revenue	$267.0	$216.8	23.2%	$769.5	$627.7	22.6%
Total RevPAR	$127.34	$114.13	11.6%	$122.19	$111.91	9.2%
Comparable RevPAR (1)	$124.82	$115.41	8.2%	$119.23	$111.03	7.4%
Income (loss) available to common stockholders	$11.4	$(3.7)	N/A	$79.0	$27.0	192.8%
Income (loss) available to common stockholders per diluted share	$0.19	$(0.06)	N/A	$1.33	$0.47	183.0%
FFO available to common stockholders (2) (3)	$44.3	$31.7	39.7%	$120.5	$97.4	23.7%
Adjusted FFO available to common stockholders (2) (3)	$44.8	$38.5	16.3%	$126.0	$114.1	10.4%
FFO available to common stockholders per diluted share available (2) (3)	$0.70	$0.51	36.6%	$1.90	$1.59	19.8%
Adjusted FFO available to common stockholders per diluted share available (2) (3)	$0.71	$0.62	13.7%	$1.99	$1.86	7.0%
EBITDA (2)	$76.4	$54.3	40.9%	$275.5	$194.7	41.4%
Adjusted EBITDA (2)	$76.9	$66.1	16.3%	$223.8	$189.9	17.8%
Total Hotel Operating Profit Margin (4)	29.3%	26.1%	320 bps	28.9%	26.9%	200 bps
Comparable Hotel Operating Profit Margin (4)	31.2%	29.5%	170 bps	30.1%	29.2%	90 bps

(1)	Includes 42 “Comparable” hotels (includes prior ownership periods). Excludes four “Non-comparable” hotels that experienced material and prolonged business interruption during the current or preceding calendar year (Renaissance Baltimore, Renaissance Orlando, Fairmont Newport Beach and Hyatt Regency Century Plaza). Please refer to the discussion of comparable hotel portfolio information on page 7.
(2)	Please refer to the non-GAAP financial measures of Funds from Operations (“FFO”), Adjusted FFO, EBITDA, and Adjusted EBITDA on pages 10 and 11 for a tabular presentation of our results and a reconciliation to GAAP measures.
(3)	Reflects series C convertible preferred stock on an “as-converted” basis.
(4)	Please refer to page 12 for detailed hotel operating margin analysis.

Contemporaneously with this press release, the Company has filed the Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarterly period ended September 30, 2007.

Disclosure regarding the non-GAAP financial measures in this release is included on page 6 of this release and reconciliations to the most comparable GAAP measure during each of the periods presented are included on pages 10 and 11. Disclosure regarding the Comparable Portfolio is included on page 7 of this release.

Performance Relative to Guidance

The following table reflects our guidance for the third quarter 2007 compared to our actual results.

	Guidance	Actual Third Quarter 2007
Total Portfolio RevPAR Growth	8.5% to 10.0%	11.6%
Comparable RevPAR Growth	6.0% to 7.5%	8.2%
Adjusted EBITDA	$72.0 million to $75.0 million	$76.9 million
Adjusted FFO available to common stockholders per diluted share	$0.62 to $0.67	$0.71
Total Hotel Operating Profit Margin	+200 bps to +300 bps	+320 bps
Comparable Hotel Operating Profit Margin	+125 bps to +175 bps	+170 bps
Capital expenditures	$35 million to $42 million	$27.2 million

Total portfolio RevPAR increased 11.6% as compared to the third quarter of 2006, driven by an increase of 5.6% in average daily room rate and a 430 basis-point occupancy increase. Comparable RevPAR, excluding four “Non-comparable” hotels that experienced material and prolonged business interruption during the current or preceding calendar year (Renaissance Baltimore, Renaissance Orlando, Fairmont Newport Beach and Hyatt Regency Century Plaza), increased 8.2% as compared to the third quarter of 2006, driven by an increase of 4.7% in average daily room rate and a 260 basis-point occupancy increase.

Total hotel operating profit margins for the third quarter increased 320 basis points (from 26.1% to 29.3%). Comparable hotel operating profit margins for the third quarter increased 170 basis points (from 29.5% to 31.2%) (see page 12 for a reconciliation of hotel operating income to the comparable GAAP measure).

Acquisitions, Dispositions, Investments and Financings

On June 11, 2007, the Company announced that its Board of Directors had authorized the Company to repurchase up to $100.0 million of the Company’s common stock. As of September 30, 2007, the Company has repurchased 3,129,810 of its shares at an average price per share of $27.61 pursuant to the repurchase program including 525,041 shares at an average purchase price of $25.38 during the third quarter of 2007. The Company is currently authorized by its Board of Directors to repurchase up to an additional $13.6 million of its common stock before the expiration of the repurchase program on December 31, 2007.

In August 2007, the Company repaid a $13.1 million mortgage loan with a maturity date of September 2007.

Balance Sheet/Liquidity Update

As of September 30, 2007, the Company had approximately $91.4 million of cash and cash equivalents (including restricted cash). As of September 30, 2007, the Company had no outstanding indebtedness under its credit facility, and had $11.3 million in outstanding irrevocable letters of credit backed by the credit facility, leaving, as of that date, $188.7 million available under the credit facility. On September 30, 2007, total assets were $3.1 billion, including $2.8 billion of net investments in hotel properties, total debt was $1.7 billion and stockholders’ equity was $1.1 billion.

Hotel Renovations

During the third quarter of 2007 the Company invested $27.2 million in capital projects, including $9.1 million for projects that were completed during the second quarter.

During the third quarter, design for the renovation of the Marriott Boston Long Wharf was finalized. The $14 million Long Wharf renovation is expected to commence during the fourth quarter of 2007 and be completed during the first quarter of 2008.

Outlook

The Company is providing guidance at this time but does not undertake to make updates for any developments in its business. Achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company has provided guidance for the fourth quarter of 2007 as well as full year 2007. The Company’s guidance does not contemplate any additional hotel acquisitions, dispositions or share repurchases during the remainder of 2007. Fourth quarter and full year 2007 guidance include an add-back to Adjusted EBITDA and Adjusted FFO for costs associated with our Chief Executive Officer succession and executive officer severance.

Fourth Quarter 2007 Outlook

For the fourth quarter 2007, the Company expects total portfolio RevPAR to increase approximately 10% to 11% over the fourth quarter of 2006 and Comparable RevPAR, excluding four “Non-comparable” hotels (the Fairmont Newport Beach, the Hyatt Regency Century Plaza, the Renaissance Orlando, and the Renaissance Baltimore), to increase approximately 7% to 8% over the fourth quarter of 2006 (see page 7 for an explanation of measures relating to comparability). The fourth quarter outlook includes approximately $2.3 million of guaranty payments for the Fairmont Newport Beach. Additionally, for the fourth quarter of 2007:

•	Income available to common stockholders is expected to be approximately $18.9 million to $21.9 million;
•	Adjusted EBITDA is expected to be approximately $85.2 million to $88.2 million;
•	Adjusted FFO available to common stockholders is expected to be approximately $52.0 million to $55.0 million;
•	Adjusted FFO available to common stockholders per diluted share is expected to be approximately $0.82 to $0.87;
•	Total hotel operating profit margins are expected to be approximately 300 to 350 basis points higher than the fourth quarter of 2006;
•	Comparable hotel operating profit margins are expected to be approximately 100 to 150 basis points higher than the fourth quarter of 2006; and
•	Total capital expenditures for the portfolio are expected to be approximately $27 million to $32 million.

Full Year 2007 Outlook

For the full year 2007, the Company expects total portfolio RevPAR to increase approximately 8.5% to 9.5% over the full year 2006 and Comparable RevPAR is expected to increase approximately 6.5% to 7.5% over the full year 2006. Full year 2007 outlook includes approximately $5.1 million of guaranty payments for the Hyatt Regency Century Plaza and the Fairmont Newport Beach. Additionally, for the full year 2007:

•	Income available to common stockholders is expected to be approximately $97.9 million to $100.9 million;
•	Adjusted EBITDA is expected to be approximately $309.0 million to $312.0 million;
•	Adjusted FFO available to common stockholders is expected to be approximately $178.0 million to $181.0 million;
•	Adjusted FFO available to common stockholders per diluted share is expected to be approximately $2.81 to $2.86;
•	Total hotel operating profit margins are expected to be approximately 215 to 230 basis points higher than the prior year;
•	Comparable hotel operating profit margins are expected to be approximately 100 to 115 basis points higher than the prior year; and
•	Total capital expenditures are expected to be approximately $130 million to $135 million.

Dividend Update

On November 5, 2007, the Board of Directors of the Company declared a dividend of $0.35 per share payable to its common stockholders. This represents a 9.4% increase from the previous quarterly dividend of $0.32 per common share. The Company also declared a dividend of $0.50 per share payable to its Series A cumulative redeemable preferred stockholders and a dividend of $0.404 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends will be paid on January 15, 2008 to stockholders of record on December 31, 2007.

The level of any future quarterly dividends will be determined by the Company’s Board of Directors after considering operating results, expected capital requirements and risk factors affecting the Company’s business.

Earnings Call

The Company will host a conference call to discuss third quarter results on November 6, 2007, at 2:00 p.m. PST. A live web cast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, investors may dial 1-800-219-6110 (for domestic callers) or 303-262-2138 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 47 hotels with an aggregate of 16,447 rooms primarily in the upper-upscale segment operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Starwood. For further information, please visit the Company’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of November 6, 2007, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; (2) Adjusted EBITDA (as defined below); (3) Funds From Operations, or FFO; (4) Adjusted FFO (as defined below); and (5) Hotel Operating Income and Hotel Operating Profit Margin for the purpose of our operating margins.

EBITDA represents income (loss) available to common stockholders before minority interest excluding: (1) preferred stock dividends; (2) interest expense (including prepayment penalties, if any); (3) provision for income taxes, including income taxes applicable to sale of assets; and (4) depreciation and amortization. In addition, we have presented Adjusted EBITDA, which excludes: (1) the impact of any gain or loss from asset sales; (2) impairment charges; and (3) other adjustments we have identified in this release. We believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because they help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. A reconciliation of income available to common stockholders to EBITDA and Adjusted EBITDA is set forth on pages 10 and 11. A reconciliation and the components of Hotel Operating Income and Hotel Operating Profit Margin are set forth on page 12. We believe Hotel Operating Income and Hotel Operating Profit Margin are also useful to investors in evaluating our property level operating performance.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. We also present Adjusted FFO which excludes prepayment penalties, written-off deferred financing costs, impairment losses and other adjustments we have identified in this release. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of income available to common stockholders to FFO and Adjusted FFO is set forth on pages 10 and 11.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

Comparable Portfolio Information

Beginning with the Company’s earnings release for this quarter, the Company’s definition of “Comparable Portfolio” has been revised to include those hotels owned as of the reporting date which have not experienced material and prolonged business interruption due to renovations, re-branding or property damage during either the current or the preceding calendar year. The Company’s previous definition of Comparable Portfolio referred to those hotels owned as of the reporting date which had not sustained substantial business interruption during the most recent of the two periods being compared. For the remainder of 2007, the Comparable Portfolio is expected to exclude the Fairmont Newport Beach (material disruption ended in the third quarter of 2006), the Hyatt Regency Century Plaza (material disruption ended in the fourth quarter of 2006), the Renaissance Orlando (material disruption ended in the second quarter of 2007), and the Renaissance Baltimore (material disruption ended in the second quarter of 2007). We refer to these excluded hotels as “Non-comparable” hotels. Also, the revenue and expense items associated with the Company’s two commercial laundry facilities, its electronic purchasing platform, Buy Efficient, L.L.C., and any guaranty payments have been shown below the hotel operating income line in presenting comparable hotel operating margins. Management believes the change to the definition of Comparable Portfolio as well as the change in the calculation of hotel operating income results in a more accurate presentation of the trends in RevPAR and comparable hotel operating margins of the Company’s stabilized portfolio of hotels.

***Tables to Follow***

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,574	$29,029
Restricted cash	56,821	65,669
Accounts receivable, net	39,934	41,695
Due from affiliates	1,332	1,383
Inventories	3,157	3,089
Prepaid expenses	9,715	7,006

Total current assets	145,533	147,871

Investment in hotel properties, net	2,816,131	2,477,514
Other real estate, net	14,253	14,673
Investment in unconsolidated joint venture	36,893	68,714
Deferred financing costs, net	13,449	7,381
Goodwill	17,365	22,249
Other assets, net	16,838	21,971

Total assets	$3,060,462	$2,760,373

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$30,270	$31,912
Accrued payroll and employee benefits	18,073	12,338
Due to SHP	16,168	16,607
Dividends payable	24,178	23,826
Other current liabilities	44,110	32,354
Current portion of notes payable	9,111	23,231

Total current liabilities	141,910	140,268
Notes payable, less current portion	1,723,770	1,476,597
Other liabilities	6,188	6,429

Total liabilities	1,871,868	1,623,294

Commitments and contingencies	—	—

Preferred stock, Series C Cumulative Convertible Redeemable Preferred
Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at June 30, 2007 and December 31, 2006, liquidation preference of $24.375 per share	99,446	99,296

Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at September 30, 2007 and December 31, 2006, stated at liquidation preference of $25.00 per share	176,250	176,250
Common stock, $0.01 par value, 500,000,000 shares authorized, 58,767,541 shares issued and outstanding at September 30, 2007 and 57,775,089 shares issued and outstanding at December 31, 2006	588	578
Additional paid in capital	986,567	958,591
Retained earnings	161,412	65,545
Cumulative dividends	(235,669)	(163,181)

Total stockholders' equity	1,089,148	1,037,783

Total liabilities and stockholders' equity	$3,060,462	$2,760,373

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Room	$181,214	$146,172	$507,134	$407,659
Food and beverage	64,471	49,155	204,007	164,129
Other operating	21,353	21,462	58,388	55,956

Total revenues	267,038	216,789	769,529	627,744

Operating expenses
Room	39,751	32,867	112,473	90,488
Food and beverage	50,135	39,117	149,731	118,426
Other operating	11,033	9,803	31,219	28,575
Advertising and promotion	13,645	12,209	40,626	35,066
Repairs and maintenance	9,995	8,831	29,224	25,181
Utilities	10,184	9,580	27,178	24,702
Franchise costs	10,366	9,173	27,895	22,507
Property general and administrative	29,897	23,318	86,787	71,095
Property tax, ground lease and insurance	14,207	12,934	42,837	36,090
Corporate overhead	6,092	3,111	22,898	13,486
Depreciation and amortization	30,266	24,902	86,015	67,544

Total operating expenses	225,571	185,845	656,883	533,160

Operating income	41,467	30,944	112,646	94,584
Equity in losses of unconsolidated joint venture	(766)	—	(2,227)	—
Interest and other income	860	616	2,335	2,227
Interest expense	(24,994)	(22,889)	(74,743)	(70,462)

Income from continuing operations	16,567	8,671	38,011	26,349
Income (loss) from discontinued operations	—	(7,135)	57,856	15,064

Net Income	16,567	1,536	95,867	41,413
Preferred stock dividends and accretion	(5,187)	(5,188)	(15,562)	(14,429)
Undistributed income allocated to Series C preferred stock	—	—	(1,297)	—

Income (Loss) Available to Common Stockholders	$11,380	$(3,652)	$79,008	$26,984

Basic per share amounts:
Income from continuing operations available
to common stockholders	$0.19	$0.06	$0.38	$0.21
Income (loss) from discontinued operations	—	(0.12)	0.96	0.26

Basic income (loss) available to common
stockholders per common share	$0.19	$(0.06)	$1.34	$0.47

Diluted per share amounts:
Income from continuing operations available
to common stockholders	$0.19	$0.06	$0.35	$0.21
Income (loss) from discontinued operations	—	(0.12)	0.98	0.26

Diluted income (loss) available to common
stockholders per common share	$0.19	$(0.06)	$1.33	$0.47

Weighted average common shares outstanding:
Basic	59,147	57,708	59,064	57,075

Diluted	59,301	57,885	59,216	57,235

Dividends paid per common share	$0.32	$0.30	$0.96	$0.90

Sunstone Hotel Investors, Inc.

Reconciliation of Income Available to Common Stockholders to Non-GAAP Financial Measures

(Unaudited and in Thousands Except Per Share Amounts)

Reconciliation of Income Available to Common Stockholders to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Income (loss) available to common stockholders	$11,380	$(3,652)	$79,008	$26,984
Series A and C preferred stock dividends	5,187	5,188	15,562	14,429
Undistributed income allocated to Series C preferred stock	—	—	1,297	—
Amortization of deferred stock compensation	1,025	983	4,131	2,799
Continuing operations:
Depreciation and amortization	30,266	24,902	86,015	67,544
Interest expense	24,568	21,529	72,928	58,362
Amortization of deferred financing fees	426	296	1,038	1,262
Write-off of deferred financing fees	—	1,064	362	2,765
Prepayment penalties	—	—	415	—
Loss on early extinguishment of debt	—	—	—	9,976
Write-off of loan premium	—	—	—	(1,903)
Unconsolidated joint venture:
Depreciation and amortization	1,236	—	3,702	—
Interest expense	2,012	—	5,886	—
Amortization of deferred financing fees	330	—	990	—
Discontinued operations:
Depreciation and amortization	—	2,704	2,109	8,878
Interest expense	—	1,016	1,972	3,139
Amortization of deferred financing fees	—	18	38	137
Write-off of deferred financing fees	—	203	—	376

EBITDA	76,430	54,251	275,453	194,748

(Gain)/loss on sale of assets	—	6,349	(55,938)	(10,304)
Impairment loss—discontinued operations		4,733		4,733
Cost related to hotel property tax from a prior period		757		757
Non-recurring costs associated with CEO succession and
executive officer severance	435	—	4,299	—

	435	11,839	(51,639)	(4,814)

Adjusted EBITDA	$76,865	$66,090	$223,814	$189,934

Reconciliation of Income Available to Common Stockholders to FFO and Adjusted FFO
Income (loss) available to common stockholders	$11,380	$(3,652)	$79,008	$26,984
Series C preferred stock dividends	1,662	1,662	4,987	4,987
Undistributed income allocated to Series C preferred stock	—	—	1,297	—
Real estate depreciation and amortization—continuing operations	30,042	24,660	85,352	66,877
Real estate depreciation and amortization—unconsolidated joint venture	1,236	—	3,702	—
Real estate depreciation and amortization—discontinued operations	—	2,704	2,109	8,878
(Gain)/loss on sale of assets	—	6,349	(55,938)	(10,304)

FFO available to common stockholders	44,320	31,723	120,517	97,422

Continuing operations:
Write-off of deferred financing fees	—	1,064	362	2,765
Prepayment penalties	—	—	415	—
Loss on early extinguishment of debt	—	—	—	9,976
Write-off of loan premium	—	—	—	(1,903)
Discontinued operations:
Write-off of deferred financing fees	—	203	—	376
Impairment loss	—	4,733		4,733
Cost related to hotel property tax from a prior period		757		757
Non-recurring costs associated with CEO succession and
executive officer severance	435	—	4,299	—
Non-recurring amortization of deferred stock compensation associated with executive officer severance	—	—	437	—

	435	6,757	5,513	16,704

Adjusted FFO available to common stockholders	$44,755	$38,480	$126,030	$114,126

FFO available to common stockholders per diluted share	$0.70	$0.51	$1.90	$1.59

Adjusted FFO available to common stockholders per diluted share	$0.71	$0.62	$1.99	$1.86

Diluted weighted average shares outstanding (1)	63,404	61,988	63,319	61,338

(1)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis. Additionally, during the third quarter of 2007, the Company revised its methodology for computation of diluted earnings per share by applying the treasury stock method to unvested restricted stock awards. As a result of the revision, the unvested restricted stock awards for purposes of calculating FFO and Adjusted FFO available to common stockholders per diluted share have been decreased by 308,489 shares and 287,548 shares for the three and nine month periods ended September 30, 2006, respectively. Please refer to the Company's Quarterly Report on Form 10-Q filed contemporaneously with this press release for further information.

Sunstone Hotel Investors, Inc.

Reconciliation of Income Available to Common Stockholders to Non-GAAP Financial Measures

Guidance for Quarter Ended December 31, 2007 and Year Ended 2007

(Unaudited and in Thousands Except Per Share Amounts)

Reconciliation of Income Available to Common Stockholders to EBITDA and Adjusted EBITDA

	Quarter Ended December 31, 2007		Year Ended December 31, 2007
	Low End of Range	High End of Range	Low End of Range	High End of Range
Income available to common stockholders	$18,900	$21,900	$97,900	$100,900
Series A preferred stock dividends	3,500	3,500	14,100	14,100
Series C preferred stock dividends	1,600	1,600	6,600	6,600
Undistributed income allocated to Series C preferred stock	—	—	1,300	1,300
Amortization of deferred stock compensation	1,500	1,500	5,700	5,700
Continuing operations:
Depreciation and amortization	30,300	30,300	116,300	116,300
Interest expense	25,100	25,100	100,000	100,000
Amortization of deferred financing fees	400	400	1,400	1,400
Prepayment penalties	—	—	400	400
Write-off deferred financing fees	—	—	400	400
Discontinued operations:
Depreciation and amortization	—	—	2,100	2,100
Unconsolidated joint venture:
Depreciation and amortization	1,200	1,200	4,900	4,900
Interest expense	2,300	2,300	9,200	9,200

EBITDA	84,800	87,800	360,300	363,300

Gain on sale of assets	—	—	(56,000)	(56,000)
Non-recurring costs associated with CEO succession and
executive officer severance	400	400	4,700	4,700

Adjusted EBITDA	$85,200	$88,200	$309,000	$312,000

Reconciliation of Income Available to Common Stockholders to FFO and Adjusted FFO

Income available to common stockholders	$18,900	$21,900	$97,900	$100,900
Series C preferred stock dividends	1,600	1,600	6,600	6,600
Undistributed income allocated to Series C preferred stock	—	—	1,300	1,300
Continuing operations:
Real estate depreciation and amortization	29,900	29,900	117,300	117,300
Unconsolidated joint venture:
Real estate depreciation and amortization	1,200	1,200	4,900	4,900
Gain on sale of assets	—	—	(56,000)	(56,000)

FFO available to common stockholders	51,600	54,600	172,000	175,000

Prepayment penalties	—	—	400	400
Write-off deferred financing fees	—	—	400	400
Non-recurring costs associated with CEO succession and
executive officer severance	400	400	4,700	4,700
Non-recurring amortization of deferred stock compensation associated
with executive officer severance	—	—	500	500

Adjusted FFO available to common stockholders	$52,000	$55,000	$178,000	$181,000

Adjusted FFO available to common stockholders per diluted share	$0.82	$0.87	$2.81	$2.86

Diluted weighted average shares outstanding (1)	63,068	63,068	63,344	63,344

(1)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis.

Sunstone Hotel Investors, Inc.

Comparable Hotel Operating Margin

(Unaudited and In Thousands Except Hotels and Rooms)

	Quarter Ended September 30, 2007				Quarter Ended September 30, 2006
	Actual September 30, 2007(1)	Non-comparable Hotels (2)		Comparable September 30, 2007(4)	Actual September 30, 2006(5)	Prior Ownership Adjustments (7)		Subtotal	Non-comparable Hotels (2)	Comparable September 30, 2006(4)
Number of Hotels	46	(4)		42	43	3		46	(4)	42
Number of Rooms	15,987	(2,570)		13,417	14,622	1,365		15,987	(2,570)	13,417

Hotel operating profit margin (9)	29.3%	21.5%		31.2%	25.9%	28.0%		26.1%	9.0%	29.5%

Hotel Revenues
Room revenue	$181,214	$(31,742)		$149,472	$146,172	$15,789		$161,961	$(24,184)	$137,777
Food and beverage revenue	64,471	(16,206)		48,265	49,155	5,332		54,487	(11,667)	42,820
Other operating revenue	15,825	(3,350)		12,475	11,092	1,563		12,655	(2,213)	10,442

Total Hotel Revenues	261,510	(51,298)		210,212	206,419	22,684		229,103	(38,064)	191,039

Hotel Expenses
Room expense	39,751	(8,038)		31,713	32,867	3,780		36,647	(7,041)	29,606
Food and beverage expense	50,135	(13,651)		36,484	39,117	3,460		42,577	(10,940)	31,637
Other hotel expense	66,237	(12,821)		53,416	58,714	5,971		64,685	(12,245)	52,440
General and administrative expense	28,889	(5,777)		23,112	22,286	3,131		25,417	(4,404)	21,013

Total Hotel Expenses	185,012	(40,287)		144,725	152,984	16,342		169,326	(34,630)	134,696

Hotel Operating Income	76,498	(11,011)		65,487	53,435	6,342		59,777	(3,434)	56,343
Hotel performance guaranty	750	(750)		—	6,238	—		6,238	(6,238)	—
Non-hotel operating income	577	—		577	41	—		41	—	41
Corporate overhead	(6,092)	19		(6,073)	(3,111)	—		(3,111)	106	(3,005)
Depreciation and amortization	(30,266)	6,558		(23,708)	(24,902)	—		(24,902)	5,296	(19,606)
Impairment loss	—	—		—	—	—		—	—	—

Operating Income	41,467	(5,184)		36,283	31,701	6,342		38,043	(4,270)	33,773

Equity in losses of unconsolidated joint venture	(766)	—		(766)	—	—		—	—	—
Interest and other income	860	(55)		805	616	—		616	(33)	583
Interest expense	(24,994)	1,255		(23,739)	(22,889)	—		(22,889)	3,113	(19,776)
Loss from discontinued operations	—	—		—	(7,135)	—		(7,135)	—	(7,135)
Cost related to hotel property tax from a prior period	—	—		—	(757)	—		(757)	—	(757)

Net Income	$16,567	$(3,984)		$12,583	$1,536	$6,342		$7,878	$(1,190)	$6,688

	Nine Months Ended September 30, 2007				Nine Months Ended September 30, 2006
	Actual September 30, 2007(1)	Non-comparable Hotels (2)	Prior Ownership Adjustments (3)	Comparable September 30, 2007(4)	Actual September 30, 2006(5)	Prior Ownership Adjustments (7)	Prior Ownership Adjustments (8)	Subtotal	Non-comparable Hotels (6)	Comparable September 30, 2006(4)
Number of Hotels	46	(4)		42	43	3		46	(4)	42
Number of Rooms	15,987	(2,570)		13,417	14,622	1,365		15,987	(2,570)	13,417

Hotel operating profit margin (9)	28.9%	23.3%	21.2%	30.1%	27.1%	27.1%	22.4%	26.9%	17.3%	29.2%

Hotel Revenues
Room revenue	$507,134	$(92,938)	$10,295	$424,491	$407,659	$43,578	$21,475	$472,712	$(78,181)	$394,531
Food and beverage revenue	204,007	(56,220)	5,213	153,000	164,129	16,673	4,815	185,617	(46,713)	138,904
Other operating revenue	41,976	(9,140)	981	33,817	32,134	4,708	2,019	38,861	(7,331)	31,530

Total Hotel Revenues	753,117	(158,298)	16,489	611,308	603,922	64,959	28,309	697,190	(132,225)	564,965

Hotel Expenses
Room expense	112,473	(23,870)	2,815	91,418	90,488	10,691	5,678	106,857	(20,532)	86,325
Food and beverage expense	149,731	(42,575)	3,743	110,899	118,426	10,349	5,075	133,850	(36,479)	97,371
Other hotel expense	189,587	(37,295)	4,257	156,549	162,566	17,624	7,937	188,127	(36,832)	151,295
General and administrative expense	83,921	(17,601)	2,178	68,498	68,575	8,722	3,266	80,563	(15,541)	65,022

Total Hotel Expenses	535,712	(121,341)	12,993	427,364	440,055	47,386	21,956	509,397	(109,384)	400,013

Hotel Operating Income	217,405	(36,957)	3,496	183,944	163,867	17,573	6,353	187,793	(22,841)	164,952
Hotel performance guaranty	2,786	(2,786)		—	11,173	—	—	11,173	(11,173)	—
Non-hotel operating income	1,368	—		1,368	1,331	—	—	1,331	—	1,331
Corporate overhead	(22,898)	46	—	(22,852)	(13,486)	—	—	(13,486)	226	(13,260)
Depreciation and amortization	(86,015)	19,058	—	(66,957)	(67,544)	—	—	(67,544)	15,009	(52,535)
Impairment loss	—	—	—	—	—	—	—	—	—	—

Operating Income	112,646	(20,639)	3,496	95,503	95,341	17,573	6,353	119,267	(18,779)	100,488

Equity in earnings of unconsolidated joint venture	(2,227)	—	—	(2,227)	—	—		—	—	—
Interest and other income	2,335	(366)	—	1,969	2,227	—	—	2,227	(98)	2,129
Interest expense	(74,743)	7,854	—	(66,889)	(70,462)	—	—	(70,462)	8,993	(61,469)
Income from discontinued operations	57,856	—	—	57,856	15,064	—	—	15,064	—	15,064
Cost related to hotel property tax from a prior period	—	—		—	(757)	—		(757)	—	(757)

Net Income	$95,867	$(13,151)	$3,496	$86,212	$41,413	$17,573	$6,353	$65,339	$(9,884)	$55,455

(1)	Represents our ownership results for the 46 hotels we owned as of the end of the period.

(2)	Represents our ownership results for the four "non-comparable" hotels that experienced material and prolonged business interruption during the current or preceding calendar year (Renaissance Baltimore, Renaissance Orlando, Fairmont Newport Beach and Hyatt Regency Century Plaza).

(3)	Represents prior ownership results for the 3 hotels acquired during the first nine months of 2007.

(4)	Represents our ownership and prior ownership results for 42 "comparable" hotels we owned as of September 30, 2007, excluding the four "non-comparable" hotels that experienced material and prolonged business interruption during the current or preceding calendar year (Renaissance Baltimore, Renaissance Orlando, Fairmont Newport Beach and Hyatt Regency Century Plaza).

(5)	Represents our ownership results for the same 43 hotels we owned as of the end of the period.

(6)	Represents our ownership results for the four "non-comparable" hotels that experienced material and prolonged business interruption during the current or preceding calendar year (Renaissance Baltimore, Renaissance Orlando, Fairmont Newport Beach and Hyatt Regency Century Plaza).

(7)	Represents prior ownership results for the 3 hotels acquired subsequent to September 20, 2006.

(8)	Represents prior ownership results for the 4 hotels acquired during the first nine months of 2006.

(9)	Hotel operating profit margin is calculated as hotel operating income divided by total hotel revenues.

Sunstone Hotel Investors, Inc.

Comparable Portfolio Operating Statistics by Region

(Unaudited)

			Quarter Ended September 30, 2007			Quarter Ended September 30, 2006			Percent Change in Comparable RevPAR
Region	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
California (1)	16	4,359	84.5%	$157.86	$133.39	81.7%	$151.47	$123.75	7.8%
Other West (2)	8	2,485	82.4%	104.74	86.31	79.3%	96.73	76.71	12.5%
Midwest (3)	8	2,520	74.2%	138.74	102.95	70.8%	134.99	95.57	7.7%
Middle Atlantic (4)	8	3,464	80.9%	205.17	165.98	79.1%	195.23	154.43	7.5%
South (5)	2	589	81.6%	111.50	90.98	80.5%	107.47	86.51	5.2%

Total Comparable Portfolio	42	13,417	81.1%	$153.91	$124.82	78.5%	$147.02	$115.41	8.2%

			Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006			Percent Change in Comparable RevPAR
Region	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
California (1)	16	4,359	80.8%	$152.66	$123.35	80.6%	$144.70	$116.63	5.8%
Other West (2)	8	2,485	81.4%	106.59	86.76	77.9%	99.91	77.83	11.5%
Midwest (3)	8	2,520	69.5%	135.53	94.19	66.0%	131.23	86.61	8.8%
Middle Atlantic (4)	8	3,464	79.1%	204.25	161.56	76.8%	196.46	150.88	7.1%
South (5)	2	589	81.8%	119.00	97.34	80.6%	114.37	92.18	5.6%

Total Comparable Portfolio	42	13,417	78.4%	$152.08	$119.23	76.4%	$145.33	$111.03	7.4%

(1)	Excludes properties that experienced material and prolonged business interruption during the current or preceding calendar year (Fairmont Newport Beach and Hyatt Regency Century Plaza).

(2)	Includes Oregon, Utah and Texas.

(3)	Includes Illinois, Michigan and Minnesota.

(4)	Includes Maryland, Massachusetts, Virginia, District of Columbia, New York and Pennsylvania. Excludes the Renaissance Baltimore which experienced material and prolonged business interruption during the current or preceding calendar year.

(5)	Includes Florida and Georgia. Excludes the Renaissance Orlando which experienced material and prolonged business interruption during the current or preceding calendar year.

Sunstone Hotel Investors, Inc.

Comparable Portfolio Operating Statistics by Brand

(Unaudited)

			Quarter Ended September 30, 2007			Quarter Ended September 30, 2006			Percent Change in Comparable RevPAR
Brand	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
Marriott (1)	24	7,670	81.1%	$151.24	$122.66	77.3%	$144.71	$111.86	9.7%
Hilton	6	1,955	85.2%	226.17	192.70	85.4%	209.82	179.19	7.5%
InterContinental	3	665	74.1%	113.12	83.82	74.4%	108.94	81.05	3.4%
Hyatt (2)	2	605	78.7%	156.81	123.41	77.5%	153.67	119.09	3.6%
Other Brand Affiliations (3)	4	1,303	85.3%	126.91	108.25	84.1%	123.58	103.93	4.2%
Independent	3	1,219	74.9%	92.97	69.63	71.1%	89.86	63.89	9.0%

Total Comparable Portfolio	42	13,417	81.1%	$153.91	$124.82	78.5%	$147.02	$115.41	8.2%

			Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006			Percent Change in Comparable RevPAR
Brand	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
Marriott (1)	24	7,670	78.4%	$152.82	$119.81	76.4%	$146.62	$112.02	7.0%
Hilton	6	1,955	81.9%	209.48	171.56	80.5%	196.42	158.12	8.5%
InterContinental	3	665	73.5%	110.30	81.07	73.7%	103.11	75.99	6.7%
Hyatt (2)	2	605	77.1%	150.48	116.02	74.1%	147.95	109.63	5.8%
Other Brand Affiliations (3)	4	1,303	84.8%	129.28	109.63	83.8%	124.33	104.19	5.2%
Independent	3	1,219	69.0%	93.52	64.53	64.4%	88.61	57.06	13.1%

Total Comparable Portfolio	42	13,417	78.4%	$152.08	$119.23	76.4%	$145.33	$111.03	7.4%

(1)	Excludes the Renaissance Baltimore and Renaissance Orlando which experienced material and prolonged business interruption during the current or preceding calendar year.

(2)	Excludes the Hyatt Regency Century Plaza which experienced material and prolonged business interruption during the current or preceding calendar year.

(3)	Includes two Sheratons, a Wyndham, a Fairmont and a W Hotel. Excludes the Fairmont Newport Beach which experienced material and prolonged business interruption during the current or preceding calendar year.

Sunstone Hotel Investors, Inc.

Debt Summary

(Unaudited—Dollars in Thousands)

Debt	Collateral	Interest Rate / Spread	Maturity Date	September 30, 2007 Balance	Recent Events (1)	November 6, 2007 Balance
Fixed Rate Debt
Secured Mortgage Debt	1 hotel	8.78%	2009	$8,721		$8,721
Secured Mortgage Debt	1 hotel	5.92%	2010	81,000		81,000
Secured Mortgage Debt (2)	12 hotels	5.95%	2011	248,164		248,164
Secured Mortgage Debt (3)	2 hotels	4.98%	2012	65,000		65,000
Secured Mortgage Debt	Rochester laundry facility	9.88%	2013	4,978		4,978
Secured Mortgage Debt (3)	10 hotels	5.34%	2015	274,349		274,349
Secured Mortgage Debt (3)	2 hotels	5.20%	2016	197,668		197,668
Secured Mortgage Debt	1 hotel	5.69%	2016	48,000		48,000
Secured Mortgage Debt	1 hotel	5.66%	2016	34,000		34,000
Secured Mortgage Debt	1 hotel	5.58%	2017	75,000		75,000
Secured Mortgage Debt	1 hotel	5.58%	2017	176,000		176,000
Secured Mortgage Debt	1 hotel	6.14%	2018	65,000		65,000
Secured Mortgage Debt	1 hotel	6.60%	2019	70,000		70,000
Secured Mortgage Debt	1 hotel	5.95%	2021	135,000		135,000
Exchangeable Senior Notes	Guaranty	4.60%	2027	250,000		250,000

Total Fixed Rate Debt				1,732,880		1,732,880

Credit Facility	Unsecured	L + 0.90% -1.50%	2010	—	$10,000	10,000

TOTAL DEBT				$1,732,880	$10,000	$1,742,880

Preferred Stock
Series A cumulative redeemable preferred		8.00%	perpetual	$176,250	—	$176,250

Series C cumulative convertible redeemable preferred		6.45%	perpetual	$100,000	—	$100,000

Debt Statistics
% Fixed Rate Debt				100.0%		99.4%
% Floating Rate Debt				0.0%		0.6%
Average Interest Rate (4)				5.53%		5.53%
Weighted Average Maturity of Debt (excludes Credit Facility) (5)				9.97 years		9.97 years

(1)	Reflects additional draws on our credit facility.

(2)	Cross-collateralized loan with life insurance company.

(3)	Individual, non cross-collateralized loans.

(4)	Assumes LIBOR of 5.4%.

(5)	Assumes the exchangeable senior notes remain outstanding to maturity. If the exchangeable senior notes were redeemed upon the first call date, the weighted average maturity date would be 7.9 years.